UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 3, 2013

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)	Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

Item 8.01 Other Events.

OmniMetrix.

On October 3, 2013, the Audit Committee of Acorn Energy, Inc. (the “Company” or “Acorn”) determined that the Company will record an impairment charge as a result of write-downs of goodwill and/or other intangibles, and will record a restructuring charge, with respect to its OmniMetrix subsidiary.

Acorn acquired OmniMetrix in February 2012 and anticipated growth in revenues based primarily upon success in penetrating the generator dealer market. Adoption of OmniMetrix products and services by the dealer community did not occur at the expected rate and revenues have been adversely impacted.  The write-downs would be reflective of the Company’s current valuation of the OmniMetrix assets and business.

OmniMetrix is also currently engaged in restructuring its operations to better align expenses with revenues as now projected by its new management. This is expected to result in significantly reduced utilization of the new leased facility in Buford, Georgia.  This is expected to also result in a write-down of a substantial portion of the carrying value of the leasehold improvements associated with the facility and other restructuring charges.

Acorn is currently unable to determine the amount of the impairment and restructuring charges at this time and an amendment to this Current Report on Form 8-K will be filed to include such amounts when they have been determined. The total carrying value at June 30, 2013 of the OmniMetrix goodwill was approximately $1.9 million, other intangibles was approximately $3.8 million and the gross amount of the leasehold improvements was approximately $0.7 million. It is expected that these values would be written down in amounts to be determined, but that they may not necessarily be written off in their entirety. The impairment charges from write-down of the goodwill and/or other intangibles and the leasehold improvements would be non-cash expenses, while any other restructuring charges may be cash expenses. The impairment and restructuring charges would likely have a material impact on the Company’s results of operations for the third quarter of 2013.

Financial Outlook.

Each of the Company’s subsidiaries experienced delays in anticipated orders, lower than planned sales volume or shipment of orders and, in the case of USSI, technical challenges that collectively and materially have negatively impacted and are expected to continue to negatively impact its financial performance for the near term. The Company anticipates that revenue and earnings performance for the third quarter of 2013 ended September 30, 2013 (not yet reported) and for the years-ending December 31, 2013 and 2014 will be materially below analyst consensus expectations. The Company anticipates that revenues for the third quarter of 2013 will, however, be approximately the same as those reported for the second quarter of 2013 ended June 30, 2013. Because the impairment and restructuring charges related to OmniMetrix cannot yet be determined, the Company currently does not have visibility into the earnings results for the third quarter. The Company also anticipates a material decrease in cash related to its general business activities throughout the quarter ended September 30, 2013 that is expected to be consistent with cash burn in the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of October, 2013.

ACORN ENERGY, INC.

By:	/s/ Heather K. Mallard
Name: Heather K. Mallard
Title: Vice President, General Counsel & Secretary